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Term Sheet No. K60 To the Underlying Supplement dated March 25, 2009, Product Supplement No. AK-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 July 7, 2009

$ Buffered Securities due July 25, 2011 Linked to a Weighted Basket Consisting of the iShares® MSCI Brazil Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund

General

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The securities are designed for investors who seek a return linked to the appreciation of a weighted basket consisting of the iShares® MSCI Brazil Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund. Investors should be willing to forgo interest payments and, if the Basket declines by more than 20%, be willing to lose up to 80% of their investment.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing July 25, 2011†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about July 17, 2009 (the "Trade Date") and are expected to settle on or about July 24, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch
Basket:	The securities are linked to a weighted basket consisting of two funds (each a "Basket Component," and together, the "Basket Components").
Each Basket Component is identified in the table below, together with its Initial Level and Component Weighting:
	Basket Components	Ticker	Initial Level*	Component Weighting
	iShares® MSCI Brazil Index Fund	EWZ UP <EQUITY>		50%
	iShares® FTSE/Xinhua China 25 Index Fund	FXI UP <EQUITY>		50%
* The Initial Level of each Basket Component will be the closing level of such Basket Component on the Trade Date.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Level – Initial Level Initial Level
Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Redemption Amount:	You will be entitled to receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below.
Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows, subject to the Basket Return Cap:
Final Basket Level – Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is equal to the Initial Basket Level or less than the Initial Basket Level by not more than 20%, the Basket Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
	•	If the Final Basket Level is less than the Initial Basket Level by more than 20%, the Basket Return will be calculated as follows:
	Final Basket Level – Initial Basket Level Initial Basket Level	+ 20%
If the Final Basket Level is less than the Initial Basket Level by more than 20%, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.
Basket Return Cap:	Expected to be between 47% and 53% (to be determined on the Trade Date).
Buffer Amount:	20%
Initial Basket Level:	Set at 100 on the Trade Date.
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (iShares MSCI Brazil Index Fund Return × 50%) + (iShares FTSE/Xinhua China 25 Index Fund Return × 50%)]
The "iShares MSCI Brazil Index Fund Return" and the "iShares FTSE/Xinhua China 25 Index Fund Return" are the respective Component Returns for each Basket Component.
Valuation Date:	July 18, 2011
Maturity Date†:	July 25, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EKV5

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 6 of this term sheet and "Risk Factors" beginning on page PS-2 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1)    For more detailed information, please see "Supplemental Plan of Distribution" on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

July 7, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated March 25, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003153/a2191818z424b2.htm

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  Product supplement No. AK-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003143/a2191796z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The table below illustrates the hypothetical Redemption Amounts at maturity for a $1,000 security for a hypothetical range of performance for the Basket from +100% to -100% (the actual Final Basket Level will be determined on the Valuation Date). The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100 and a Basket Return Cap of 50% (which is the midpoint of the expected range set forth on the cover of this term sheet). The actual Basket Return Cap will be set on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Redemption Amount
200.00	100.00%	50.00%	$1,500.00
190.00	90.00%	50.00%	$1,500.00
180.00	80.00%	50.00%	$1,500.00
170.00	70.00%	50.00%	$1,500.00
160.00	60.00%	50.00%	$1,500.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
115.00	15.00%	15.00%	$1,150.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-10.00%	$900.00
60.00	-40.00%	-20.00%	$800.00
50.00	-50.00%	-30.00%	$700.00
40.00	-60.00%	-40.00%	$600.00
30.00	-70.00%	-50.00%	$500.00
20.00	-80.00%	-60.00%	$400.00
10.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 180, an increase of 80% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

  Basket Return = (180 - 100)/100 = 80%, subject to the Basket Return Cap of 50%
  Basket Return = 50%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.50
  Redemption Amount = $1,500

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,500 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket, subject to the Basket Return Cap.

Example 2: The Final Basket Level is 110, an increase of 10% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

  Basket Return = (110 - 100)/100 = 10%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.10
  Redemption Amount = $1,100

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,100 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket.

Example 3: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Basket Level is 90, a decrease of 10% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by not more than 20% is as follows:

  Basket Return = 0.00%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 1.00
  Redemption Amount = $1,000

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount.

Example 5: The Final Basket Level is 70, a decrease of 30% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level by more than 20% is as follows:

  Basket Return = [(70 - 100)/100] + 20% = -10%
  Redemption Amount = Principal × (1 + Basket Return)
  Redemption Amount = $1,000 × 0.90
  Redemption Amount = $900

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $900 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount and you participate in any decline in the Final Basket Level beyond the Buffer Amount.

What is the Redemption Amount on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical Redemption Amount per $1,000 principal amount of securities for three hypothetical scenarios and assume an Initial Level of 55 for the iShares® MSCI Brazil Index Fund and 40 for the iShares® FTSE/Xinhua China 25 Index Fund and a Basket Return Cap of 50% (which is the mid-point of the expected range set forth on the cover of this term sheet). The actual Basket Return Cap and Initial Levels will be set on the Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, a negative return on the other Basket Component may outweigh the positive return and the return on the securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1

Basket Component	iShares® MSCI Brazil Index Fund	iShares® FTSE/Xinhua China 25 Index Fund
Initial Level	55	40
Final Level	88	72
Component Return	60%	80%
Component Weighting	50%	50%
Contribution to Basket	30%	40%
Final Basket Level	170
% Change in Basket Level	70%
Basket Return	50%
Redemption Amount	$1,500

Scenario 2

Basket Component	iShares® MSCI Brazil Index Fund	iShares® FTSE/Xinhua China 25 Index Fund
Initial Level	55	40
Final Level	22	42
Component Return	-60%	5%
Component Weighting	50%	50%
Contribution to Basket	-30%	2.50%
Final Basket Level	72.50
% Change in Basket Level	-27.50%
Basket Return	-7.50%
Redemption Amount	$925

Scenario 3

Basket Component	iShares® MSCI Brazil Index Fund	iShares® FTSE/Xinhua China 25 Index Fund
Initial Level	55	40
Final Level	49.50	38
Component Return	-10%	-5%
Component Weighting	50%	50%
Contribution to Basket	-5%	-2.50%
Final Basket Level	92.50
% Change in Basket Level	-7.50%
Basket Return	0.00%
Redemption Amount	$1,000

Hypothetical Scenarios of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical Component Returns of 60% and 80% for the iShares® MSCI Brazil Index Fund and iShares® FTSE/Xinhua China 25 Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (iShares® MSCI Brazil Index Fund Return × iShares®
MSCI Brazil Index Fund Weighting) + (iShares® FTSE/Xinhua
China 25 Index Fund Return × iShares® FTSE/Xinhua China 25
Index Fund Weighting)]
=	100 × [1 + (60% × 50%) + (80% × 50%)]
=	170

Because the Final Basket Level of 170 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor would be entitled to receive a payment at maturity of $1,500 per $1,000 principal amount of securities, which is subject to the Basket Return Cap on the securities as follows:

Redemption Amount	=	$1,000 × (1 + Basket Return), subject to the Basket Return Cap of 50%
	=	$1,000 × (1 + 70%), subject to the Basket Return Cap of 50%
	=	$1,500.00

Scenario 2: Scenario 2 assumes hypothetical Component Returns of -60% and 5% for the iShares® MSCI Brazil Index Fund and iShares® FTSE/Xinhua China 25 Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (iShares® MSCI Brazil Index Fund Return × iShares®
MSCI Brazil Index Fund Weighting) + (iShares® FTSE/Xinhua
China 25 Index Fund Return × iShares® FTSE/Xinhua China 25
Index Fund Weighting)]
=	100 × [1 + (-60% × 50%) + (5% × 50%)]
=	72.50

Because the Final Basket Level of 72.50 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Amount of 20%, the investor would be entitled to receive a payment at maturity of $925 per $1,000 principal amount of securities calculated as follows:

Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × (1 + [-27.50% + 20%])
	=	$1,000 × (1 + [-7.50%])
	=	$1,000 × (.925)
	=	$925

In this example, even though the iShares® FTSE/Xinhua China 25 Index Return is positive, the negative return on the other Basket Component outweighs the positive return on the iShares® FTSE/Xinhua China 25 Index and the Basket Return is less than -20%. As a result, the return on the securities is negative.

Scenario 3: Scenario 3 assumes hypothetical Component Returns of -10% and -5% for the iShares® MSCI Brazil Index Fund and iShares® FTSE/Xinhua China 25 Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (iShares® MSCI Brazil Index Fund Return × iShares® MSCI Brazil Index Fund Weighting) + iShares® FTSE/Xinhua China 25 Index Fund Return × iShares® FTSE/Xinhua China 25 Index Fund Weighting)]
	=	100 × [1 + (-10% × 50%) + (-5% × 50%)]
	=	92.50

Because the Final Basket Level of 92.50 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 20%, the investor would be entitled to receive a payment at maturity of $1,000 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

  •
  YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $200 per $1,000 principal amount. You could lose up to $800 per $1,000 principal amount of securities. If the Final Basket Level is less than the Initial Basket Level by more than 20%, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

  •
  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

  •
  CAPPED APPRECIATION POTENTIAL – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Basket Return, subject to the Basket Return Cap. The Basket Return will not exceed the Basket Return Cap which is expected to be between 47% and 53% (to be determined on the Trade Date), regardless of the appreciation in the level of the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be between $1,470 and $1,530 per $1,000 principal amount of securities.

  •
  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the level of the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increases, the level of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return, an increase in the level of one of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of the other Basket Component.

  •
  NON-U.S. SECURITIES MARKETS RISKS – The stocks comprising the iShares® MSCI Brazil Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

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  CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Basket Components, which measure the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the Basket Components, the level of the each Basket Component and the value of the securities.

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  EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The securities are subject to the political and economic risks of emerging market countries through exposure to the Basket Components. The Basket Components include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your securities.

  •
  THE PERFORMANCE OF THE BASKET COMPONENTS MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKING INDICES – The iShares® MSCI Brazil Index Fund and the iShares® FTSE/Xinhua China 25 Index Fund will generally invest in all of the equity securities included in MSCI Emerging Markets Index and the FTSE/Xinhua China 35 Index, respectively (each a "Tracking Index" for its respective Basket Component). There may, however, be instances where BGFA, the Basket Components' investment adviser, may choose to overweight another stock in a Tracking Index, purchase securities not included in a Tracking Index that BGFA believes are appropriate to substitute for a security included in such Tracking Index or utilize various combinations of the other available investment techniques in seeking to accurately track such Tracking Index. In addition, the performance of each Basket Component will reflect additional transaction costs and fees that are not included in the calculation of the relevant Tracking Index. Finally, because the shares of each Basket Component are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Basket Component may differ from the net asset value per share of each Basket Component. For all of the foregoing reasons, the performance of each Basket Component may not correlate with the performance of the relevant Tracking Index. For additional information about the variation between the performance of each Basket Component and the performance of the relevant

    Tracking Index, see the information set forth under "The Funds—The iShares Funds" in the accompanying underlying supplement.

  •
  TRANSITION OF THE BASKET COMPONENTS' INVESTMENT ADVISOR – On June 16, 2009, the Board of Directors of Barclays PLC ("Barclays"), the parent company of BGFA, announced that it had accepted an offer from BlackRock, Inc. ("Blackrock") for the purchase of the Barclays Global Investors business ("BGI") (the "Transaction"). The Barclays Board has resolved to recommend the offer to shareholders for approval at a general meeting to be held in early August 2009. The Transaction is subject to certain regulatory approvals, as well as other conditions to closing. Under the Investment Company Act of 1940, as amended, completion of the Transaction will cause the automatic termination of the Basket Components' current investment advisory agreement with BGFA. In order for the management of the Basket Components to continue uninterrupted, the Basket Components' Board of Directors or Trustees (the "Board") will be asked to approve a new investment advisory agreement with BGFA. If approved by the Board, the new investment advisory agreement will be submitted to the shareholders of the Basket Components for their approval. The failure to obtain such approvals could cause interruptions in the management of the Basket Components which could have an adverse effect on the value of the Basket Components and consequently on the value of your securities. For further information, please refer to "Description of the Securities—Adjustments to the calculation of a fund "in the accompanying product supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

  •
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Basket Components.

  •
  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

  •
  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Basket Components. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

  •
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Basket Components on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the expected volatility of the Basket Components;

    o
    the time to maturity of the securities;

    o
    the dividend rate on the stocks comprising the Basket Components;

    o
    interest and yield rates in the market generally;

    o
    the occurrence of certain events to the Basket Components that may or may not require an adjustment to the Share Adjustment Factor;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components or stock markets generally and which may affect the levels of the Basket Components;

    o
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Brazilian real, the Hong Kong dollar and any other currency relevant to the value of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

The information on the Basket Components provided in this term sheet is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The iShares® MSCI Brazil Index Fund

We have derived all information contained in this term sheet regarding the iShares® MSCI Brazil Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Inc. ("iShares®"), Barclays Global Investors, N.A. ("BGI"), and Barclays Global Fund Advisors ("BGFA"). The iShares® MSCI Brazil Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange traded fund ("ETF") that trades on the NYSE Arca, Inc. under the ticker symbol "EWZ." We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC's web site at http://www.sec.gov. For additional information regarding iShares®, BGFA and the iShares® MSCI Brazil Index Fund, please see the Prospectus, dated January 1, 2009 (as revised on January 20, 2009). In addition, information about iShares® and the iShares® MSCI Brazil Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publically traded securities in the Brazilian market as measured by the MSCI Brazil Index. For further information on methodology that applies generally to the iShares® funds, please refer to "The Funds—The iShares Funds—The iShares ETF Methodology" in the accompanying underlying supplement.

The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization in Brazil. Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Brazil Index has a base date of December 31, 1987 and is reported by Bloomberg under the ticker symbol "MXBR". For further information on methodology that applies generally to the MSCI indices, please refer to "The Indices—The MSCI Indices—Global Investable Market Indices Methodology" in the accompanying underlying supplement.

The iShares® FTSE/Xinhua China 25 Index Fund

We have derived all information contained in this term sheet regarding the iShares® FTSE/Xinhua China 25 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®, BGI, and BGF. The iShares® FTSE/Xinhua China 25 Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an ETF that trades on the NYSE Arca, Inc. under the ticker symbol "FXI." We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares®, BGFA and the iShares® FTSE/Xinhua China 25 Index Fund, please see the Prospectus, dated December 1, 2008. In addition, information about iShares® and the iShares® FTSE/Xinhua China 25 Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

This iShares® FTSE/Xinhua China 25 Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the 25 largest and most liquid Chinese companies that public trade on the Hong Kong Stock Exchange and are available to international investors, as measured by the FTSE/Xinhua China 25 Index. For further information on methodology that applies generally to the iShares® funds, please refer to "The Funds—The iShares Funds—The iShares ETF Methodology"in the accompanying underlying supplement.

The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and is currently based on the 25 largest and most liquid Chinese stocks listed and trading on the Hong Kong Stock Exchange. The FTSE/Xinhua China 25 Index is reported by Bloomberg under the ticker symbol "XIN0I". For further information on the FTSE/Xinhua China 25 Index, please refer to "The Indices—The FTSE Indices—The FTSE/Xinhua China 25 Index" in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the iShares® MSCI Brazil Index Fund from January 2, 2004 through July 6, 2009 and the historical performance of the iShares® FTSE/Xinhua China 25 Index Fund from October 8, 2004 through July 6, 2009. The closing price of one share of the iShares® MSCI Brazil Index Fund on July 6, 2009 was 52.01. The closing price of one share of the iShares® FTSE/Xinhua China 25 Index Fund on July 6, 2009 was 38.17. We obtained the closing prices of the Basket Components below from Bloomberg, without independent verification. We have no control over this publically available information including as to its accuracy.

The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Basket Components on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return of your investment beyond the Buffer Amount.

Historical Performance of the iShares®
MSCI Brazil Index Fund

Historical Performance of the iShares®
FTSE/Xinhua China 25 Index Fund

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under "Constructive Ownership Transaction Rules"), a U.S. Holder should recognize capital gain or loss upon the maturity of the securities (or upon the sale or other taxable disposition of the securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and the tax basis in the securities (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Basket. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Basket, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") that was referred to the House Ways and Means Committee of the previous Congress and would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC ("CSSU").

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions which will not exceed $2.50 per $1,000 principal amount of securities. CSSU may allow the same discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect that delivery of the securities will be made against payment for the securities on or about July 24, 2009, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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